Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102805) pertaining to the Capital Accumulation Plan of Rochelle Foods, LLC, a wholly-owned subsidiary of Hormel Foods Corporation, of our report dated April 23, 2010 with respect to the financial statements and supplemental schedule of the Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended October 25, 2009.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 23, 2010